SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934







Anderson's Inc.

(Name of Issuer)

(Amendment No. 1)

Common Stock

(Title of Class of Securities)



034164103

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

034164103

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

282,267



















Number of











Shares
6
Shared Voting









Beneficially

Power

300







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

282,567




















8
Shared Dispositive
Power

0






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












282,567






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











3.6%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 1)



Item 1 (a).  Name of Issuer:



Anderson's, Inc



Item 1 (b).  Address of Issuer's principal executive offices:



P.O. Box 119

Maumee, Ohio 43537



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio




Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



034164103



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


282,567
shares









(b)  Percent of class:



3.6%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



282,267


   (ii)Shared power to vote or to direct the vote



300


  (iii)Sole power to dispose or to direct the disposition of



282,567


   (iv)Shared power to dispose or to direct the disposition of



0








Item 5.
Ownership of five percent or less of a class:













X












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company of Ohio, N.A.

Classification:    (B) Bank as defined by Section 3 (A)(6) of the
                          Act.

Identification:    Key Asset Management, Inc.

Classification:    Registered investment advisor












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable










						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association



























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934







Avatar Holdings.

(Name of Issuer)

(Amendment No. 12)

Common Stock

(Title of Class of Securities)



053494100

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

053494100

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

119,347



















Number of











Shares
6
Shared Voting









Beneficially

Power

1,462,856







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

0




















8
Shared Dispositive
Power

1,462,856






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












1,582,203






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











17.3%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 12)



Item 1 (a).  Name of Issuer:



Avatar Holdings, Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



255 Alhambra Circle

Coral Gables, Florida 33134



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



053494100



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


1,582,203
shares









(b)  Percent of class:



17.3%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



119,347


   (ii)Shared power to vote or to direct the vote



1,462,856


  (iii)Sole power to dispose or to direct the disposition of



0


   (iv)Shared power to dispose or to direct the disposition of



1,462,856








Item 5.
Ownership of five percent or less of a class:













Not Applicable












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company,Ohio

Classification:    (B) Bank as defined by Section 3 (A)(6) of the
                          Act.

Identification:	Spears, Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:     Registered investment advisor












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable










						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934







Beazer Homes USA, Inc

(Name of Issuer)

(Amendment No. 5)

Common Stock

(Title of Class of Securities)



07556Q105

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

07556Q105

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

125,000



















Number of











Shares
6
Shared Voting









Beneficially

Power

631,590







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

0




















8
Shared Dispositive
Power

631,590






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












756,590






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











12.5%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 5)



Item 1 (a).  Name of Issuer:



Beazer Homes USA, Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



5775 Peachtree Dunwoody Road Suite C-550

Atlanta, GA 30342



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



07556Q105



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


756,590
shares









(b)  Percent of class:



12.5%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



125,000


   (ii)Shared power to vote or to direct the vote



631,590


  (iii)Sole power to dispose or to direct the disposition of



0


   (iv)Shared power to dispose or to direct the disposition of



631,590








Item 5.
Ownership of five percent or less of a class:













Not Applicable












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company, Ohio

Classification:    (B) Bank as defined by Section 3 (A)(6) of the
                          Act.

Identification:	Spears, Benzak, Solomon, & Farrell, Inc
Key Asset Management, Inc.

Classification:    Registered investment advisor












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable










						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934







Cousins Properties

(Name of Issuer)

(Amendment No. 6)

Common Stock

(Title of Class of Securities)



222795106

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

222795106

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

106,000



















Number of











Shares
6
Shared Voting









Beneficially

Power

1,240,439







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

500




















8
Shared Dispositive
Power

1,238,539






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












1,346,439






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











4.3%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No.6)



Item 1 (a).  Name of Issuer:



Cousins Properties



Item 1 (b).  Address of Issuer's principal executive offices:



2500 Windy Ridge Parkway  Suite 1600

Marietta, GA 30039



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



222795106



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


1,346,439
shares









(b)  Percent of class:



4.3%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



106,000


   (ii)Shared power to vote or to direct the vote



1,240,439


  (iii)Sole power to dispose or to direct the disposition of



500


   (iv)Shared power to dispose or to direct the disposition of



1,238,539








Item 5.
Ownership of five percent or less of a class:













x












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company, Ohio

Classification:    (B) Bank as defined by Section 3 (A)(6) of the
                          Act.

Identification:	Spears, Benzak, Solomon, & Farrell, Inc

Classification:    Registered investment advisor












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable










						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 9)





Essef Corporation

(Name of Issuer)



Common Stock

(Title of Class of Securities)



269145108

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

269145108

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

42,726



















Number of











Shares
6
Shared Voting









Beneficially

Power

2,450,258







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

2,132,214




















8
Shared Dispositive
Power

0






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












2,492,984






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











23.5%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 9)



Item 1 (a).  Name of Issuer:



Essef Corporation



Item 1 (b).  Address of Issuer's principal executive offices:



220 Park Drive

Chardon, Ohio 44024



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



269145108



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


2,492,984
shares









(b)  Percent of class:



23.5%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



42,726


   (ii)Shared power to vote or to direct the vote



2,450,258


  (iii)Sole power to dispose or to direct the disposition of



2,132,214


   (iv)Shared power to dispose or to direct the disposition of



0








Item 5.
Ownership of five percent or less of a class:













Not Applicable












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company, Key Trust Company,
                       Ohio

Classification:    (B) Bank as defined by Section 3 (A)(6) of the
                          Act.














Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable










						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934







Gryphon Holdings, Inc.

(Name of Issuer)

(Amendment No. 2)

Common Stock

(Title of Class of Securities)



400515102

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

400515102

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

0



















Number of











Shares
6
Shared Voting









Beneficially

Power

0







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

0




















8
Shared Dispositive
Power

0






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












0






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











0%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 2)



Item 1 (a).  Name of Issuer:



Gryphon Holdings, Inc



Item 1 (b).  Address of Issuer's principal executive offices:



30 Wall Street

New York, NY 10005-2201



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



400515102



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


0
shares









(b)  Percent of class:



0.%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



0


   (ii)Shared power to vote or to direct the vote



0


  (iii)Sole power to dispose or to direct the disposition of



0


   (iv)Shared power to dispose or to direct the disposition of



0








Item 5.
Ownership of five percent or less of a class:













x












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:

Classification:

Identification:

Classification:












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable










						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Healthplan Services Corp.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



421959107

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

421959107

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













45,882







Number of











Shares
6
Shared Voting









Beneficially

Power

871,418







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

0




















8
Shared Dispositive
Power













871,418


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












917,300






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











6.1%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Healthplan Services Corp.



Item 1 (b).  Address of Issuer's principal executive offices:



P.O. Box 30098

Tampa, FL 33630-3098



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



421959107



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





917,300
shares












(b)  Percent of class:






6.1%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






45,882


   (ii)Shared power to vote or to direct the vote






871,418


  (iii)Sole power to dispose or to direct the disposition of






0


   (iv)Shared power to dispose or to direct the disposition of






871,418











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:    Spears, Benzak, Solomon, & Farrell, Inc.

Classification:    Registered investment advisors



















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable










						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934







Heartland Technology Inc.

(Name of Issuer)

(Amendment 5)

Common Stock

(Title of Class of Securities)



421979105

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

421979105

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

0



















Number of











Shares
6
Shared Voting









Beneficially

Power

277,380







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

0




















8
Shared Dispositive
Power

277,380






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












277,380






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











16.6%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment 5)



Item 1 (a).  Name of Issuer:



Heartland Technology Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



547 W. Jackson Blvd. Suite 1510

Chicago, IL 60661



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



421979105



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


277,380
shares









(b)  Percent of class:



16.6%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



0


   (ii)Shared power to vote or to direct the vote



277,380


  (iii)Sole power to dispose or to direct the disposition of



0


   (iv)Shared power to dispose or to direct the disposition of



277,380








Item 5.
Ownership of five percent or less of a class:













Not applicable












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:

Classification:

Identification:    Spears,Benzak, Solomon & Farrell, Inc.

Classification:    Registered investment advisor






Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable





						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Int'l Precious Metals Corp.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



459960100

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

459960100

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













614,800







Number of











Shares
6
Shared Voting









Beneficially

Power

805,000







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

185,000




















8
Shared Dispositive
Power













805,000


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












1,454,800






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











6.94%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Int'l Precious Metals Corp.



Item 1 (b).  Address of Issuer's principal executive offices:



390 Bay St.  Suite 502

Toronto, ON  M5H 2Y2  Canada



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



459960100



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





1,454,800
shares












(b)  Percent of class:






6.94%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






614,800


   (ii)Shared power to vote or to direct the vote






805,000


  (iii)Sole power to dispose or to direct the disposition of






185,000


   (iv)Shared power to dispose or to direct the disposition of






805,000











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Northwest,

Classification:   (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:   Spears, Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:    Registered investment advisors



















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable









						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





ISG International Software Group Ltd.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



M5733B104

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

M5733B104

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













247,000







Number of











Shares
6
Shared Voting









Beneficially

Power

307,000







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

78,000




















8
Shared Dispositive
Power













307,000


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












562,000






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











7.1%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



ISG International Software Group Ltd.



Item 1 (b).  Address of Issuer's principal executive offices:



Carmet Business Park  Einstein Building

Tirat Hacarmel, Israel  39101



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



M5733B104



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





562,000
shares












(b)  Percent of class:






7.1%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






247,000


   (ii)Shared power to vote or to direct the vote






307,000


  (iii)Sole power to dispose or to direct the disposition of






78,000


   (iv)Shared power to dispose or to direct the disposition of






307,000











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Northwest

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:    Spears, Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:    Registered investment advisors



















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable








						4 of 5

Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association



























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934







J & L Specialty Steel Inc.

(Name of Issuer)

(Amendment No. 1)

Common Stock

(Title of Class of Securities)



466046109

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

466046109

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

297,000



















Number of











Shares
6
Shared Voting









Beneficially

Power

3,447,923







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

63,200




















8
Shared Dispositive
Power

3,447,923






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












3,752,723






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











9.7%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 1)



Item 1 (a).  Name of Issuer:



J & L Specialty Steel



Item 1 (b).  Address of Issuer's principal executive offices:



One PPG Place  P.O. Box 3373

Pittsburgh, PA 15230-3373



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



466046109



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


3,752,723
shares









(b)  Percent of class:



9.7%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



297,000


   (ii)Shared power to vote or to direct the vote



3,447,923


  (iii)Sole power to dispose or to direct the disposition of



63,200


   (iv)Shared power to dispose or to direct the disposition of



3,447,923








Item 5.
Ownership of five percent or less of a class:













Not Applicable












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company of Ohio

Classification:    (B) Bank as defined by Section 3 (A)(6) of the
                          Act.

Identification:	Spears, Benzak, Solomon, & Farrell, Inc
Key Asset Management,  Inc.

Classification:    Registered investment advisor












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable










						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 14, 1997







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 19)





Kellogg Co.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



487836108

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

487836108

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

37,328,764



















Number of











Shares
6
Shared Voting









Beneficially

Power

872,026







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

2,507,974




















8
Shared Dispositive
Power

29,600






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












38,241,270






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











9.3%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 19)



Item 1 (a).  Name of Issuer:



Kellogg Company



Item 1 (b).  Address of Issuer's principal executive offices:



P.O. Box 3599
One Kellogg Square

Battle Creek, Michigan 49016-3599



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



487836108



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


38,241,270
shares









(b)  Percent of class:



9.3%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



37,328,764


   (ii)Shared power to vote or to direct the vote



872,026


  (iii)Sole power to dispose or to direct the disposition of



2,507,974


   (iv)Shared power to dispose or to direct the disposition of



29,600








Item 5.
Ownership of five percent or less of a class:













Not Applicable












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company of Ohio, Key Trust
                          Company of Indiana, Northwest, Maine,
                          New York, Florida, KeyBank (Mich)

Classification:    (B) Banks as defined by Section 3 (A)(6) of
the Act.

Identification:    Key Asset Management, Inc.

Classification:    Registered investment advisor












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable






						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934







Komag, Inc.

(Name of Issuer)

(Amendment 1)

Common Stock

(Title of Class of Securities)



500453105

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

500453105

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

0



















Number of











Shares
6
Shared Voting









Beneficially

Power

2,877,084







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

0




















8
Shared Dispositive
Power

2,873,924






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












2,877,084






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











5.5%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment 1)



Item 1 (a).  Name of Issuer:



Komag, Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



275 South Hillview Drive

Milpitas, California 95035



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



500453105



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


2,877,084
shares









(b)  Percent of class:



5.5%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



0


   (ii)Shared power to vote or to direct the vote



2,877,084


  (iii)Sole power to dispose or to direct the disposition of



0


   (iv)Shared power to dispose or to direct the disposition of



2,873,924








Item 5.
Ownership of five percent or less of a class:













Not applicable












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company of Ohio

Classification:    (B) Banks as defined by Section 3 (A)(6) of
                        the Act.

Identification:     Spears, Benzak, Solomon & Farrell, Inc.

Classification:    Registered investment advisor





Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable





						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Steven Madden Ltd.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



556269108

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

556269108

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













257,200







Number of











Shares
6
Shared Voting









Beneficially

Power

340,000







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

82,200




















8
Shared Dispositive
Power













340,000


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












609,200






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











7.3%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Steven Madden Ltd.



Item 1 (b).  Address of Issuer's principal executive offices:



52-16 Barnett Ave.

Long Island City, NY  11104



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



556269108



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





609,200
shares












(b)  Percent of class:






7.3%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






257,200


   (ii)Shared power to vote or to direct the vote






340,000


  (iii)Sole power to dispose or to direct the disposition of






82,200


   (iv)Shared power to dispose or to direct the disposition of






340,000











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:




























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Maine,
Northwest

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:    Spears, Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:    Registered investment advisor



















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable








						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Matritech Inc.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



576818108

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

576818108

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













410,000







Number of











Shares
6
Shared Voting









Beneficially

Power

534,177







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

116,000




















8
Shared Dispositive
Power













534,177


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












960,177






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











5.17%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Matritech Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



330 Nevada St.

Newton, MA  02160



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



576818108



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





960,177
shares












(b)  Percent of class:






5.170%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






410,000


   (ii)Shared power to vote or to direct the vote






534,177


  (iii)Sole power to dispose or to direct the disposition of






116,000


   (iv)Shared power to dispose or to direct the disposition of






534,177











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, NW, Indiana

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.



















Identification:    Spears, Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:    Registered investment advisor









Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable










						4 of 5

Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association



























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934







Noel Group, Inc.

(Name of Issuer)

(Amendment 5)

Common Stock

(Title of Class of Securities)



655260107

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

655260107

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

225,000



















Number of











Shares
6
Shared Voting









Beneficially

Power

710,855







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

0




















8
Shared Dispositive
Power

710,855






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












935,855






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











4.55%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment 5)



Item 1 (a).  Name of Issuer:



Noel Group, Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



667 Madison Avenue

New York, NY 10021



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



655260107



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)










3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


935,855
shares









(b)  Percent of class:



4.55%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



225,000


   (ii)Shared power to vote or to direct the vote



710,855


  (iii)Sole power to dispose or to direct the disposition of



0


   (iv)Shared power to dispose or to direct the disposition of



710,855








Item 5.
Ownership of five percent or less of a class:













x












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:     Key Asset Management, Inc.

Classification:    Registered investment advisor

Identification:    Spears, Benzak, Solomon & Farrell, Inc.

Classification:    Registered investment advisor






Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable





						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 6)





Oglebay Norton Company

(Name of Issuer)



Common Stock

(Title of Class of Securities)



677007106

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

677007106

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

422,702



















Number of











Shares
6
Shared Voting









Beneficially

Power

230,768







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

701,240




















8
Shared Dispositive
Power

292,038






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












1,009,878






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











21.3%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 6)



Item 1 (a).  Name of Issuer:



Oglebay Norton Company



Item 1 (b).  Address of Issuer's principal executive offices:



1100 Superior Avenue

Cleveland, Ohio 44114



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



677007106



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


1,009,878
shares









(b)  Percent of class:



21.3%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



422,702


   (ii)Shared power to vote or to direct the vote



230,768


  (iii)Sole power to dispose or to direct the disposition of



701,240


   (iv)Shared power to dispose or to direct the disposition of



292,038








Item 5.
Ownership of five percent or less of a class:













Not Applicable












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company of Ohio

Classification:    (B) Bank as defined by Section 3 (A)(6) of the
Act.

Identification:    Spears, Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:    Registered investment advisor












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable








						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association


























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 5)





Osborn Communications Corp

(Name of Issuer)



Common Stock

(Title of Class of Securities)



687787200

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

687787200

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

0



















Number of











Shares
6
Shared Voting









Beneficially

Power

0







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

0




















8
Shared Dispositive
Power

0






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












0






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











0%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 5)



Item 1 (a).  Name of Issuer:



Osborn Communications Corp



Item 1 (b).  Address of Issuer's principal executive offices:



130 Mason Street

Greenwich, CT 06830



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



687787200



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


0
shares









(b)  Percent of class:



0%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



0


   (ii)Shared power to vote or to direct the vote



0


  (iii)Sole power to dispose or to direct the disposition of



0


   (iv)Shared power to dispose or to direct the disposition of



0








Item 5.
Ownership of five percent or less of a class:













x












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:

Classification:

Identification:

Classification:












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable








						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Partner Re LTD.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



G6852T105

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

G6852T105

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

103,750



















Number of











Shares
6
Shared Voting









Beneficially

Power

3,490,227







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

4,067




















8
Shared Dispositive
Power

3,490,227






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












3,594,794






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











7.59%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Partner Re LTD



Item 1 (b).  Address of Issuer's principal executive offices:



69 Pitts Bay Road, Belvedere Bldg.

Hamilton, Bermuda HM-08



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



G6852T105



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


3,594,794
shares









(b)  Percent of class:



7.59%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



103,750


   (ii)Shared power to vote or to direct the vote



3,490,227


  (iii)Sole power to dispose or to direct the disposition of



4,067


   (iv)Shared power to dispose or to direct the disposition of



3,490,227








Item 5.
Ownership of five percent or less of a class:













Not Applicable












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:    Key Trust Company of Ohio, Maine,

Classification:    (B) Bank as defined by Section 3 (A)(6)of the
Act.

Identification:    Spears,Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:    Registered investment advisor












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable








						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 1)





Professional Staff PLC ADR

(Name of Issuer)



ADR

(Title of Class of Securities)



74315R105

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

74315R105

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

71,600



















Number of











Shares
6
Shared Voting









Beneficially

Power

0







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

71,600




















8
Shared Dispositive
Power

0






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












71,600






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











1.23%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 1)



Item 1 (a).  Name of Issuer:



Professional Staff PLC



Item 1 (b).  Address of Issuer's principal executive offices:



Buckland House

Waterside Drive, Langley Business Park

Slough SL3 6EZ, England 1753 580 540

Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



74315R105



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


71,600
shares









(b)  Percent of class:



1.23%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



71,600


   (ii)Shared power to vote or to direct the vote



0


  (iii)Sole power to dispose or to direct the disposition of



71,600


   (iv)Shared power to dispose or to direct the disposition of



0








Item 5.
Ownership of five percent or less of a class:













x












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:     Key Trust Company, Ohio

Classification:    (B) Banks as defined by Section 3 (A)(6) of
                        the Act.












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable








						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 10)





The Prospect Group, Inc.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



742918300

(Cusip Number)





Check the following if a fee is being paid with this statement ___.    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

742918300

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power

0



















Number of











Shares
6
Shared Voting









Beneficially

Power

0







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

0




















8
Shared Dispositive
Power

0






























9
Aggregate Amount Beneficially Owned
by Each Reporting Person












0






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











0%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

	SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 10)



Item 1 (a).  Name of Issuer:



The Prospect Group, Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



645 Madison Avenue

New York, NY 10022



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



742918300



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:













(a)  Amount of beneficially owned:


0
shares









(b)  Percent of class:



0%









(c)  Number of shares as to which such person has:













    (i)Sole power to vote or to direct the vote



0


   (ii)Shared power to vote or to direct the vote



0


  (iii)Sole power to dispose or to direct the disposition of



0


   (iv)Shared power to dispose or to direct the disposition of



0








Item 5.
Ownership of five percent or less of a class:













x












Item 6.
Ownership of more than five percent on behalf of another person:













Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose






interest relates to more than five percent of the class are:






None












Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:













Identification:

Classification:












Item 8.
Identification and classification of members of the group:













Not Applicable












Item 9.
Notice of dissolution of group:













Not Applicable








						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





SEEC Inc.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



784110108

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

784110108

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













154,000







Number of











Shares
6
Shared Voting









Beneficially

Power

197,298







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

46,000




















8
Shared Dispositive
Power













197,298


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












357,298






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











7.14%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



SEEC Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



5001 Baum Blvd.

Pittsburgh, PA 15213



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



784110108



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





357,298
shares












(b)  Percent of class:






7.14%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






154,000


   (ii)Shared power to vote or to direct the vote






197,298


  (iii)Sole power to dispose or to direct the disposition of






46,000


   (iv)Shared power to dispose or to direct the disposition of






197,298











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Northwest

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:    Spears, Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:    Registered Investment Advisor


















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable










						4 of 5
Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Shiloh Industries, Inc.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



824543102

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

824543102

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













1,922,419







Number of











Shares
6
Shared Voting









Beneficially

Power

0







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

1,922,419




















8
Shared Dispositive
Power













0


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












1,922,419






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











14.74%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Shiloh Industries, Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



402 Ninth Avenue

Mansfield, Ohio 44905



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



824543102



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





1,922,419
shares












(b)  Percent of class:






14.74%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






1,922,419


   (ii)Shared power to vote or to direct the vote






0


  (iii)Sole power to dispose or to direct the disposition of






1,922,419


   (iv)Shared power to dispose or to direct the disposition of






0











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:










James C. Fanello Trust


















Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.




























Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable










						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





J M Smucker Co. - Class A

(Name of Issuer)



Common Stock

(Title of Class of Securities)



832696108

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

832696108

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













567,777







Number of











Shares
6
Shared Voting









Beneficially

Power

229,713







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

584,916




















8
Shared Dispositive
Power













204,924


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












799,440






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











5.55%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



J M Smucker Co.



Item 1 (b).  Address of Issuer's principal executive offices:



Strawberry Lane

Orrville, Ohio 44667



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



832696108



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





799,440
shares












(b)  Percent of class:






5.55%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






567,777


   (ii)Shared power to vote or to direct the vote






229,713


  (iii)Sole power to dispose or to direct the disposition of






584,916


   (iv)Shared power to dispose or to direct the disposition of






204,924











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Florida

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.



















Identification:    Key Asset Management, Inc.

Classification:    Registered investment advisor









Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable










						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5


Under the Securities Exchange Act of 1934

(Amendment No. 3)





J M Smucker Co.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



832696207

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

832696207

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













566,345







Number of











Shares
6
Shared Voting









Beneficially

Power

507,264







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

584,085




















8
Shared Dispositive
Power













481,724


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












1,075,409






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











7.3%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



J M Smucker Co.



Item 1 (b).  Address of Issuer's principal executive offices:



Strawberry Lane

Orrville, Ohio 44667



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



832696207



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





1,075,409
shares












(b)  Percent of class:






7.3%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






566,345


   (ii)Shared power to vote or to direct the vote






507,264


  (iii)Sole power to dispose or to direct the disposition of






584,085


   (iv)Shared power to dispose or to direct the disposition of






481,724











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Florida

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.



















Identification:

Classification:









Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable










						4 of 5



Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Unicomp Inc.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



90465L409

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

90465L409

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













298,000







Number of











Shares
6
Shared Voting









Beneficially

Power

396,801







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

90,000




















8
Shared Dispositive
Power













396,801


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












704,801






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











10.1%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Unicomp Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



1850 Parkway Place  Suite 925

Marietta, GA  30067



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



90465L409



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





704,801
shares












(b)  Percent of class:






10.1%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






298,000


   (ii)Shared power to vote or to direct the vote






396,801


  (iii)Sole power to dispose or to direct the disposition of






90,000


   (iv)Shared power to dispose or to direct the disposition of






396,801











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Northwest

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:    Spears, Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:    Registered investment advisors



















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable









						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Vanguard Cellular Systems, Inc.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



922022108

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

922022108

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













94,642







Number of











Shares
6
Shared Voting









Beneficially

Power

31,425







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

3,565




















8
Shared Dispositive
Power













30,125


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












128,332






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











 .319%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Vanguard Cellular Systems, Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



2002 Pisgah Church Rd.

Greensboro, North Carolina 27455-3314



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



922022108



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





128,332
shares












(b)  Percent of class:






 .319%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






94,642


   (ii)Shared power to vote or to direct the vote






31,425


  (iii)Sole power to dispose or to direct the disposition of






3,565


   (iv)Shared power to dispose or to direct the disposition of






30,125











Item 5.
Ownership of five percent or less of a class:



















x


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Indiana

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:    Spears, Benzak, Solomon, & Farrell, Inc.

Classification:    Registered Investment Advisor



















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable










						4 of 5
Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Venture Seismic Ltd.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



92327K108

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

92327K108

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













287,000







Number of











Shares
6
Shared Voting









Beneficially

Power

322,000







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

94,000




















8
Shared Dispositive
Power













322,000


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












623,000






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











19.9%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Venture Seismic Ltd.



Item 1 (b).  Address of Issuer's principal executive offices:



3110 - 80th Ave. S.E.

Calgary, AB  T2C 1J3  Canada



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



92327K108



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





623,000
shares












(b)  Percent of class:






19.9%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






287,000


   (ii)Shared power to vote or to direct the vote






322,000


  (iii)Sole power to dispose or to direct the disposition of






94,000


   (iv)Shared power to dispose or to direct the disposition of






322,000











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Indiana,
Northwest

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:    Spears, Benzak, Solomon & Farrell, Inc.

Classification:    Registered investment advisors



















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable









						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Vishay Intertechnology Inc.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



928298108

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

928298108

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













1,039,560







Number of











Shares
6
Shared Voting









Beneficially

Power

1,923,995







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

981,767




















8
Shared Dispositive
Power













1,919,551


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












2,973,152






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











5.27%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Vishay Intertechnology Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



63 Lincoln Hwy.

Malvern, PA 19355-2120



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



928298108



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





2,973,152
shares












(b)  Percent of class:






5.27%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






1,039,560


   (ii)Shared power to vote or to direct the vote






1,923,995


  (iii)Sole power to dispose or to direct the disposition of






981,767


   (iv)Shared power to dispose or to direct the disposition of






1,919,551











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Trust Company of Ohio, Maine, NY,
Indiana, Northwest

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:    Spears, Benzak, Solomon, & Farrell, Inc.

Classification:    Registered investment advisors



















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable









						4 of 5


Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association




























5 of 5
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No. 3)





Western Gas Resources Inc.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



958259103

(Cusip Number)





Check the following if a fee is being paid with this statement     .    (A
fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;

 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










(Continued on the following page(s))

Page 1 of  5
















CUSIP No.

958259103

13G

Page 2 of 5

Pages


























1
Name of Reporting Person























S.S. or I.R.S. Identification No. of Above Person























KeyCorp
I.R.S. Employer Identification No. 34-1784820










2
Check the Appropriate Box if a
Member of a Group*















(a)





















Not Applicable

(b)


















3
SEC Use Only


































4
Citizenship or Place of Organization























State of Ohio
























5
Sole Voting Power













300







Number of











Shares
6
Shared Voting









Beneficially

Power

1,830,287







Owned By











Each Reporting
7
Sole Dispositive









Person With

Power

300




















8
Shared Dispositive
Power













1,830,287


















9
Aggregate Amount Beneficially Owned
by Each Reporting Person












1,830,587






















10
Check Box if the Aggregate Amount in
Row (9) Excludes Certain Shares*











Not Applicable






















11
Percent of Class Represented by
Amount in Row 9











5.7%






















12
Type of Reporting Person*











HC























SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5



SECURITIES AND EXCHANGE COMMISSION

Washington  D.C.  20549



SCHEDULE 13G



Under the Securities and Exchange Act of 1934

(Amendment No. 3)



Item 1 (a).  Name of Issuer:



Western Gas Resources Inc.



Item 1 (b).  Address of Issuer's principal executive offices:



12200 North Pecos St.

Denver, CO 80234



Item 2 (a).  Name of person filing:



KeyCorp



Item 2 (b).  Address of principal business office:



127 Public Square

Cleveland,  Ohio  44114-1306



Item 2 (c).  Place of organization:



State of Ohio



Item 2 (d).  Title of class of securities:



Common Stock



Item 2 (e).  CUSIP Number:



958259103



Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or

                     13d - 2 (b), indicate type of  person filing:



Person filing is Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)












3 of 5




Item 4.
Ownership:



















(a)  Amount of beneficially owned:





1,830,587
shares












(b)  Percent of class:






5.7%












(c)  Number of shares as to which such person has:



















    (i)Sole power to vote or to direct the vote






300


   (ii)Shared power to vote or to direct the vote






1,830,287


  (iii)Sole power to dispose or to direct the disposition of






300


   (iv)Shared power to dispose or to direct the disposition of






1,830,287











Item 5.
Ownership of five percent or less of a class:



















Not Applicable


















Item 6.
Ownership of more than five percent on behalf of another person:



















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.  Those persons whose









interest relates to more than five percent of the class are:





























Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





























Identification:    Key Bank of Colorado

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.










Identification:    Spears, Benzak, Solomon & Farrell, Inc.

Classification:    Registered investment advisor



















Item 8.
Identification and classification of members of the group:



















Not Applicable


















Item 9.
Notice of dissolution of group:



















Not Applicable










						4 of 5

Item 10.  Certification



The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of

Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.



By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the  effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date:  February 13, 1998







KeyCorp



By:









Chris Bodle

Senior Vice President

Key Trust Company of Ohio, National Association



























5 of 5